EXHIBIT 15


To the Directors and Shareholders of
Mediware Information Systems, Inc.


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim condensed consolidated financial information of Mediware Information Systems, Inc. and subsidiaries as of March 31, 2000 and for the three and nine month periods then ended, as indicated in our report dated May 9, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, is incorporated by reference in the Registration Statement on Form S-8 (No. 333-07591).

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.


Richard A. Eisner & Company, LLP

New York, New York
May 12, 2000